Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-269316 and 333-269317) of First Seacoast Bancorp, Inc. of our report dated March 29, 2024, relating to the consolidated financial statements of First Seacoast Bancorp, Inc. and Subsidiaries, which appear in this Annual Report on Form 10-K of First Seacoast Bancorp, Inc. for the year ended December 31, 2023.

/s/ Baker Newman & Noyes LLC

Portsmouth, New Hampshire

March 29, 2024